Exhibit 99.1

FINAL FOR RELEASE

CONTACTS:

John Ferron
COO
GoAmerica
jferron@goamerica.com
707-658-4690

Laura Kowalcyk
CJP Communications
lkowalcyk@cjpcom.com
212-279-3115 x209

GOAMERICA® ANNOUNCES FIRST QUARTER 2008 RESULTS
Completes Strategic Business Transactions and Achieves Operating Profitability

HACKENSACK, N.J., May 15, 2008 -- GoAmerica, Inc. (Nasdaq:GOAM), a provider of relay and wireless communications and professional interpreter services for deaf, hard-of-hearing, and speech-disabled persons, today announced unaudited results for the quarter ended March 31, 2008. The Company’s Quarterly Report on Form 10-Q is on file with the Securities and Exchange Commission ("SEC").

During the first quarter, the Company closed its purchase of the telecommunications relay services business of Verizon and its merger with Hands On Video Relay® Services, Inc. In addition, the Company generated operating profitability for the first time in its history.

Total revenue for the three months ended March 31, 2008 was $29.1 million, compared to $4.3 million for the three months ended March 31, 2007. The revenue growth is primarily attributable to the transactions noted above as well as organic growth in the Company’s relay services business.

Income from operations for the three months ended March 31, 2008 was approximately $2.1 million compared with a loss from operations of $638,000 for the three months ended March 31, 2007. Net income for the three months ended March 31, 2008 was approximately $365,000 compared with a net loss $765,000 for the three months ended March 31, 2007. Net loss available to common stockholders, when taking into account $714,000 of accrued preferred stock dividends, was $349,000, or $0.04 per common share, for the three months ended March 31, 2008 compared with a net loss $765,000, or $0.35 per common share, for the three months ended March 31, 2007.

Income from operations, when adjusting for approximately $2.1 million of employee stock compensation charges and integration costs related to the January 10th acquisitions, was $4.2 million for the three months ended March 31, 2008. This adjusted income from operations include non-cash expenses of $0.2 million of depreciation and $1.4 million of amortization, primarily attributable to the transactions noted within.

Cash provided from operations, when adjusting for the effects of the transactions, was $2.4 million, principally resulting from income from operations. Capital expenditures for Q1 2008 were $1.3 million, used primarily to fund capacity expansion and call center operations.

As of March 31, 2008, GoAmerica had approximately $25.3 million in unrestricted cash and cash equivalents as well as $0.5 million in restricted cash. Furthermore, the Company has $15.0 million of borrowing capacity under its revolving line of credit.

“The Company performed well following the closing of our transactions and we’re delighted to have achieved operating profitability for the first quarter,” said Dan Luis, CEO of GoAmerica. “Through these transactions and the operational efforts of our team, we have strengthened the Company’s position as an industry leader and have established a new foundation to support our growth.”

Summary of Recent Activities

On January 10, 2008, the Company announced that it had closed its acquisition of Verizon's telecommunications relay services ("TRS") division for $46 million in cash and up to an additional $8 million in contingent cash consideration, and that it closed its merger with Hands On Video Relay Services, Inc. for $35 million in cash and 6.7 million shares of the Company's common stock for total consideration of approximately $69 million. The foregoing transactions were financed through a $40 million first lien credit facility provided by Churchill Financial LLC and Ableco Finance LLC, and a $30 million second lien credit facility provided by an affiliate of Clearlake Capital Group, and by the sale of $40 million of GoAmerica's Series A Preferred Stock to Clearlake and related entities.

On March 20, 2008, the Company entered into new employment agreements with Daniel R. Luis, its Chief Executive Officer, and with Edmond Routhier, its President and Vice Chairman of the Board (collectively, the "Executives").

On March 24, 2008, the Company announced the appointment of Chris Gibbons to its Board of Directors. Chris is an experienced technologist having held multiple executive positions at Microsoft, including Chief Information Officer (CIO). Most recently, Chris was the Chief Technology Officer (CTO) and a board member of eStara Corp, an e-commerce optimization provider.

On April 1, 2008, the Company announced the appointment of John Ferron to the dual positions of CFO and COO. Mr. Ferron immediately commenced his COO responsibilities on a part-time basis until June 2, 2008 at which time he will assume both the CFO and COO responsibilities on a full-time basis. In addition, the Company also hired Mike Pendergast as General Counsel. Mr. Pendergast was part-time during the month of April and assumed a full-time role with the Company beginning May 1, 2008.

“As we continue with our integration efforts, we also have several strategic initiatives underway including product innovations and the roll-out of a new software platform for our video relay business that, among other things, will enable increased efficiency in our communication centers,” said Ed Routhier, President of GoAmerica. “We look forward to expanding our range of offerings to our growing and loyal customer base.”

About GoAmerica

As a result of its acquisitions, GoAmerica is the nation's largest and second largest provider of text relay and video relay services, respectively, and provides an array of communications and interpreting services tailored to the needs of people who are deaf, hard-of-hearing, or speech-disabled. The Company's vision is to improve the quality of life of its customers by being their premier provider of high quality, innovative communication services that break down communications barriers. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717, Internet Relay by visiting http://www.i711.com, or video phone by connecting to hovrs.tv.

Safe Harbor

The statements contained in this news release that are not based on historical fact --including statements regarding the anticipated results of the transactions described in this press release -- constitute "forward-looking statements" that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our ability to integrate the businesses and technologies we have acquired; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to generate revenue growth; (vi) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (vii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica", the "GoAmerica" logo, "i711", and the "i711.com" logo, and "Relay and Beyond" are registered trademarks of GoAmerica. "i711.com" and "i711 Wireless" are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.

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GOAMERICA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$25,277	$2,368
Accounts receivable, net	11,876	1,960
Merchandise inventories, net	128	206
Prepaid expenses and other current assets	1,730	220

Total current assets	39,011	4,754

Goodwill	71,834	6,000
Identifiable intangible assets, net	48,487	--
Other assets	6,011	7,544

Total assets	$165,343	$18,298

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,087	$1,285
Accrued expenses	10,982	3,623
Deferred revenue	41	94
Loan payable	--	3,532
Current portion of long term debt	400	--
Other current liabilities	216	88

Total current liabilities	14,726	8,622

Long term debt less current portion, net of discount of $2,261 at March 31, 2008	67,239	--
Other liabilities	1,027	124

Stockholders' equity	82,351	9,552

	$165,343	$18,298

GOAMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,

	2008	2007

Revenues:
Relay services	$27,843	$3,660
Interpreting	621	--
Other	588	647

	29,052	4,307
Costs and expenses:
Cost of relay services	14,392	2,405
Cost of interpreting	339	--
Cost of other	653	473
Sales and marketing	2,400	524
General and administrative	6,775	1,356
Research and development	799	114
Depreciation and amortization	203	73
Amortization of intangible assets	1,429	--

	26,990	4,945

Income (loss) from operations	2,062	(638)

Other income (expense):
Settlement losses	--	(162)
Other expense	(32)	--
Interest income (expense), net	(1,665)	35

Total other income (expense), net	(1,697)	(127)

Income (loss) before income taxes	365	(765)

Income tax provision	--	--

Net income (loss)	365	(765)

Preferred dividends	714	--

Net loss applicable to common stockholders	$(349)	$(765)

Loss per common share:
Basic	$(0.04)	$(0.35)

Diluted	$(0.04)	$(0.35)

Weighted average shares outstanding
Basic and Diluted	9,145,335	2,185,458